                                                          EXHIBIT 11.1
                               SEQUA CORPORATION

            CALCULATION OF PRIMARY AND FULLY DILUTED LOSS PER SHARE
            -------------------------------------------------------
               (Amounts in thousands, except earnings per share)


                                                           (Unaudited)
                                                       For the Three Months
                                                          Ended March 31,
                                                        ------------------
                                                         1996        1995
                                                         ----        ----
PRIMARY
  Loss
     Net loss                                          $(3,753)    $(1,875)
     Preferred stock dividend requirements                (791)       (791)
                                                       -------     -------
     Net loss applicable to common shareholders        $(4,544)    $(2,666)
                                                       =======     =======

  Shares
     Common and common equivalent shares                 9,867       9,867
                                                       =======     =======

  Primary loss per common share
     Net loss                                          $  (.46)    $  (.27)
                                                       =======     =======


*FULLY DILUTED
  Loss
     Net loss                                          $(3,753)    $(1,875)
                                                       =======     =======

  Shares
     Common and common equivalent shares                10,705      10,705
                                                       =======     =======

  Fully diluted loss per common share
     Net loss                                          $  (.35)    $  (.18)
                                                       =======     =======

SHARES
     Weighted average common shares outstanding          9,867       9,867
     Preferred stock assumed to be converted               838         838
                                                       -------     -------
     Common and common equivalent shares                10,705      10,705
                                                       =======     =======




(*)The 1996 and 1995 fully diluted loss per share calculations are anti-dilutive; therefore, fully diluted losses per share have not been presented in the Consolidated Statement of Income.

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